EX-28.p.13

Personal Trading Policy and Code of Conduct

Category: Code of Ethics/Personal Trading

Policy Statement

This policy outlines the process where an employee of Mellon Investments Corporation (“MIC”) intends to engage in trading in a personal account and/or a beneficially owned personal account. MIC has adopted The Bank of New York Mellon Corporation Personal Securities Trading Policy and Code of Conduct (collectively, the “Code”) and the CFA Asset Manager Code of Professional Conduct. The Code and CFA Asset Manager Code of Professional Conduct are referenced as Exhibit A & B respectively.

Definitions

Investment Employee: An employee who, in the normal conduct of their job responsibilities, has access (or are likely to be perceived to have access) to nonpublic information regarding any advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Proprietary Fund, is involved in making securities recommendations to advisory clients, or has access to such recommendations before they are public.

Access Decision Maker (ADM) Employee: Generally, employees are considered to be ADM Employees if they are Portfolio Managers or Research Analysts and make or participate in recommendations or decisions regarding the purchase or sale of securities for mutual funds or managed accounts. Portfolio Managers of broad-based index funds and traders are not typically classified as ADM Employees.

Personal Trading Activity: Trading in investments or securities for the benefit of oneself or immediate family member. This includes brokerage or investment accounts for which the employee is named as holder, has a beneficial interest or control and any in which the employee shares an ownership interest with persons who are not covered under this Policy or has the power, directly or indirectly, to effect transactions in the account. This may be a formal power, e.g., through a power of attorney or a fiduciary relationship such as trustee or custodian, or an informal arrangement, including the accounts of minor children and other financial dependents and, only when required by local regulation, the accounts of spouses and domestic partners.

Policy

The Personal Trading Policy applies to all MIC employees (each, an “Employee”) and any of their beneficially owned personal accounts.

I.	New Employees

a)

Upon commencement of employment at MIC, each new Employee must acknowledge in writing, that they will comply with the Code. All MIC Employees are classified as an Investment Employee (“IE”), and applicable portfolio managers and research analysts will receive an additional classification as an Access Decision Maker (“ADM”). A MIC Compliance Officer will also periodically review the status of and reclassify Employees whose responsibilities may have changed.

b)

A member of Compliance will review the policy requirements with all newly hired Employees. Periodically, or upon request, Compliance may offer additional review sessions. In addition, there is a review of the policy requirements as part of the annual Compliance training.

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c)

Compliance will contact all newly hired temporary employees, contractors and consultants (“Contractors”) to have them certify their compliance with the Code of Ethics and determine whether or not the Contractor will be required to pre-clear and/or report personal security holdings. Short term contractors (typically 90 days or less), interns and co-ops, and vendors will not be monitored and will receive a classification of “Other”.

d)

Within 10 calendar days of notification as a Monitored Employee, employees are required to submit to The Bank of New York Mellon Corporation Securities Trading Conduct Group (“Conduct Group”) a copy of their beneficially owned accounts and reportable holdings in those accounts via the automated Personal Trading Assistant (“PTA”), a web based third party application. Although the Conduct Group will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Conduct Group. All Employees are required to maintain all beneficially owned accounts with an approved broker.

e)

Employee non-discretionary/managed accounts do not have to be disclosed in PTA. However, employees with non-discretionary/managed accounts must submit a Managed Account form in CodeRAP for determination if the account is eligible. Once the account is approved, the employee is required to complete an annual certification in PTA for the account(s) and provide quarterly statements on the account(s) as requested.

II.	Pre-clearance Process

a)

Employees who wish to place a personal securities transaction for a reportable security, as defined in the Code (collectively, a “Transaction”) must first request and receive approval to do so by accessing the PTA application and completing and submitting a Pre-Trade Authorization Form (“PTAF”). Employees must receive notice that the pre-clearance request was approved prior to placing a security trade. Approved Transactions must be executed no later than the end of the next business day.

b)

Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain de minimis exceptions as more fully explained in the Code. Moreover, ADMs are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages.

Requests will also be denied for the following types of Transactions, or any other Transactions prohibited in the Code but not listed here:

1.	IPO’s (subject to certain exceptions outlined in the Code);

2.	Securities on MIC’s restricted list (subject to certain de minimis exceptions outlined in the Code);

3.	Short sales of Bank of New York Mellon securities;

4.	Option transactions involving Bank of New York Mellon securities;

5.	Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or

6.	Purchases of Bank of New York Mellon securities on margin.

If PTA is inoperable for an extended period then pre-clearance requests could be made utilizing the BNY Manual Preclearance Form found on the BNY Mellon Compliance and Ethics website Manual Preclearance Form.

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III.	Transaction Review Process

The Conduct Group compares pre-clearance requests to the duplicate confirms received from Employees brokers. The Conduct Group conducts the comparison to ensure all Transactions were approved and in compliance with short term trading. Short term trading is defined as the purchasing then selling or selling then purchasing the same or equivalent (derivative) security within 30 calendar days for non firm securities and 60 calendar days for Firm securities (securities issued by Bank of New York and its subsidiaries). Employees who engage in short term trading will be issued a violation and any profits realized must be disgorged. Any exceptions are reported to the MIC Compliance Officer and MIC CCO.

MIC Compliance and the Conduct Group reserves the right to request accounts statements and trade confirmations as needed.

IV.	Quarterly Transaction Review Process

a)

Each Employee is required to file within 30 calendar days after the end of the quarter, via the PTA application, a Personal Quarterly Transaction Report (QTR). A QTR must be filed for any full or partial quarter in which the Employee was employed at MIC.

b)	The MIC Compliance Officer, acting together with the Conduct Group and senior MIC management, will take all necessary and appropriate actions for any detected Code violations.

V.	Annual Reports

On an annual basis and within 30 calendar days after year end, an Annual Holding report must be filed via the PTA application. The report must contain an accurate and current listing of your reportable holdings.

VI.	Private Placement Review

Private Placements require the pre-approval of the Employee’s Manager, Compliance Officer, and the Conduct Group.

Any Employee who seeks to invest in a private placement must complete the Private Placement Form (“PP Form”) and submit in CodeRAP for approval. Decisions relative to such investments are based on specific facts and circumstances.

VII.	Volcker Covered Funds

Employees are prohibited from acquiring any initial or subsequent investment in a Volcker Covered Fund unless they obtain prior written approval from the Conduct Group, the Employee’s Manager, and a MIC Compliance Officer.

VIII.	Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension, or termination of employment.

Reference

•	Section 204A of the Investment Advisers Act of 1940

•	Investment Advisers Act Rules 204-2(a)(12) and (13)

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•	Investment Company Act Rule 17j-1

•	BNY Mellon’s Personal Securities Trading Policy I-A-045

•	BNY Mellon’s Code of Conduct I-A-010-Code of Conduct

Policy Content Owners

Compliance Department

Revision History

September 2021

November 2022

Last Updated: March 2024

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Exhibit A

Refer to the attached:

BNY Mellon Personal Securities Trading Policy dated January 29, 2024

BNY Mellon Code of Conduct 2023

Exhibit B

CFA Asset Manager Code of Professional Conduct

The most recent version of the CFA Asset Manager Code of Professional Conduct can be obtained through the below referenced link:

https://www.cfainstitute.org/-/media/documents/ethics-in-practice/code_of_ethics_and_standards_of_professional_conduct.pdf

PUBLIC January 29, 2024

Exhibit A	Policy Number: I-A-045

Personal Securities Trading Policy

Level 3 Policy

Effective Date	January 29, 2024

Applicable to	All BNY Mellon Employees

Policy Owner	Steven Wachtel Global Head of Securities Trading Compliance

Policy Author	Same as above

Periodic Review	12 months

Addenda * Leave blank if not applicable

Type	Addendum Name	Addendum Owners
☒ Region ☐ Department ☐ Product ☐ Legal Entity	Section 7.1: Addendum I: EMEA Personal Securities Trading	Annette Fong UK Chief Compliance Officer Denis Caprasse Head of SA/NV Compliance

*

An addendum captures an approved nuance, variation, or deviation, in manner or means, of accomplishing the objectives of a stated principle, rule or practice from the established minimum requirement articulated within this document.

PUBLIC January 29, 2024

Personal Securities Trading Policy

POLICY NUMBER: I-A-045

Contents

1 Summary		4

2 Purpose		4

3 Applicability/Scope		5

4 Provisions of the Policy		5

4.1 Principal Requirements for all Employees		5

4.1.1	Avoidance of Conflicts of Interest	5

4.1.2	Trading in BNY Mellon Securities	5

4.1.3	Prohibitions When Trading in Non-Firm Securities	6

4.1.4	Initial Public Offerings (IPO)	6

4.1.5	Private Placements	7

4.1.6	BNY Mellon Affiliated Volcker Covered Funds	7

4.1.7	Ability to Request Account Statements and Trade Confirmations	8

4.2 Monitored Employees		8

4.3 Classifications of Monitored Employees		8

4.4 Additional Requirements and Restrictions for Monitored Employees		9

4.4.1	Reporting for All Monitored Employees	10

4.4.2	Additional Reporting for ADM Employees	11

4.4.3	Account Statements and Trade Confirmations	11

4.4.4	Preclearance Prior to Trading	12

4.4.5	Additional Preclearance Restrictions for ADM and Investment/Public Employees (de minimis limits)	12

4.4.5.1	Approval for De Minimis Transactions for ADM Employees and Investment/Public Employees for Securities on Blackout List	13

4.4.5.1.1	Additional Restrictions for ADM employees (7 Day Blackout Period)	13

4.5 Managed Accounts		13

4.6 Prohibition on Short-Term Trading		14

4.7 Specific Restrictions for PREG Employees		14

4.8 Insider Threats		15

5 Governance and Responsibilities		15

5.1 All Employees are responsible for:		15

5.2 Businesses and Corporate Functions		15

5.3 Securities Trading Conduct Group		16

5.4 Compliance Officers		16

5.5 Legal Department		16

5.6 Engineering Department		16

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

6 Adherence and Control		17

7 Addendum(s)		17

7.1 Addendum I: EMEA Personal Securities Trading		17

7.1.1	Applicability / Scope	17

7.1.2	Provisions of the Addendum	17

7.1.2.1	UK and EU Requirements in Relation to Personal Trading (Including those arising from MIFID and MAR)	17

7.1.2.2	Information that Triggers an Employee to be Subject to this Addendum	18

7.1.2.3	Restrictions for Employees Subject to this Addendum	18

7.1.2.4	Definitions of Financial Instruments under UK and EU Regulations	19

7.1.2.5	Permitted for Employees Subject to this Addendum (subject to the notification/approval requirements of the Global PST Policy)	19

7.1.2.6	Prohibited	20

7.1.2.7	Express Written Approval from Local Compliance Officer	20

7.1.3	Governance and Responsibilities	20

7.1.3.1	Compliance Officers	20

7.1.4	Addendum Governance	20

8 Appendices		21

8.1 Definitions		21

8.2 Document Governance		25

8.2.1	Periodic Review	25

8.2.2	Ownership/Questions	25

8.3 Version Control		26

8.4 Document Hierarchy		27

8.5 Other Applicable Documents		27

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

1	Summary

Personal trading investments can lead to actual or perceived conflicts of interest which can undermine the integrity of the actions of the Bank of New York Mellon Corporation, its subsidiaries and affiliates that are majority owned (the “Firm”).

The Firm is subject to various laws and/or regulations governing the personal trading of Securities/Financial Instruments (as defined in Section 8.1 of this Policy and collectively referenced as “securities”). The Firm has established limitations on personal trading so that employees’ personal securities investments are conducted in compliance with the applicable rules and regulations and are free from actual or perceived conflicts of interest.

2	Purpose

The Personal Securities Trading Policy (this “Policy”) sets out the global minimum obligations and restrictions related to personal securities transactions for all employees, including requirements and prohibitions related to the following:

•	Avoidance of conflicts of interest

•	Trading in Firm securities

•	Trading in Non-Firm securities

•	Initial Public Offerings

•	Private Placements

•	Firm-affiliated Volcker Covered Funds

This Policy also articulates additional requirements and restrictions for Monitored Employees who are likely to receive Firm or client information as normal course of business in their roles. These additional responsibilities include, but are not limited to, the following:

•	Filing of reports via the Personal Trading Assistant (PTA), the Firm’s electronic personal trading monitoring system

•	Providing duplicate statements and trade confirmations directly to the Firm

•	Preclearance prior to trading

•	Prohibition on short term trading

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

3	Applicability/Scope

This Policy applies to all employees of the Firm when trading in securities unless such securities are listed as “Exempt” under Section 8.1. Where indicated, this Policy may also apply to “Indirect Accounts,” as defined in Section 8.1 of this Policy.

An employee is defined as a Director (excluding non-employees), Officer, Agent, Temporary Worker, Contractor, Intern or any other person who works for and contracted with the Firm, regardless of their duration of employment or contract.

Where business/country-specific requirements are more stringent than those set out within this Policy, the business or country-specific rules prevail and you must also comply with such rules.

4	Provisions of the Policy

4.1	Principal Requirements for all Employees

Failure to comply with any requirement in this Policy may subject you to discipline, up to and including termination of employment and referral to law enforcement, when required.

4.1.1	Avoidance of Conflicts of Interest

You must not put your own interests ahead of the Firm and its clients. You must, comply with all applicable legal requirements, securities laws and the I-A-010: Code of Conduct. Employees must treat all Firm and client information as confidential. Refer to the Firm’s Code of Conduct for additional guidance. You are prohibited from placing transactions in securities if this would create, or could reasonably be perceived to create a conflict of interest between you and your clients, the Firm’s clients, or the Firm. In accordance with securities and/or Market Abuse laws, you are prohibited from engaging in insider trading, trading while in possession of Material Non-Public Information (MNPI) as defined by the Firm’s I-A-046: Information Barrier Policy, Front Running (as defined in Section 8.1 of this Policy) or any other potential market manipulative trading activity. If you possess MNPI or have knowledge about client holdings, transactions, or recommendations, you must not:

•	Engage or attempt to engage in trading on the basis of such information

•	Recommend that another person engages in dealing or induce another person to engage in trading on the basis of the information; or

•	Unlawfully disclose the information (Tipping)

4.1.2	Trading in BNY Mellon Securities

If you invest or trade in Firm securities, you must be aware of your responsibilities and be sensitive to even the appearance of impropriety. The following prohibitions apply to all transactions in the Firm’s publicly traded securities, whether owned directly (i.e., in your name) or indirectly (see definition of Indirect Ownership in Section 8.1 of this Policy). The following activities are prohibited:

•	Short Sales

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

•

Short-Term Trading: Defined as purchasing and selling, or selling and purchasing Firm securities within any 60 calendar day period. If you engage in short-term trading, you will be required to disgorge profits as determined by the Securities Trading Conduct group. This includes transactions in the Firm related employee benefit plans such as the BNY Mellon 401(k).

•	Margin Transactions: However, you may use Firm securities to collateralize full-recourse loans for non-securities purposes or for the acquisition of securities other than those issued by the Firm.

•

Option Transactions: Defined as any derivative transaction involving or having its value based upon any securities issued by the Firm, including the buying and writing of over-the-counter and exchange traded options.

•	Major Firm Events: Non-publicly announced events of which you have knowledge (prohibition will expire 24 hours after a public announcement is made).

4.1.3	Prohibitions When Trading in Non-Firm Securities

You must be sensitive to any impropriety in connection with your personal securities transactions in securities of any issuer, including those owned indirectly (see Indirect Ownership defined in Section 8.1). You are prohibited from:

•	Engaging in FX derivative trading

•	Spread Betting: Taking bets on securities pricing, including FX spread-betting to reflect market/currency movement activities

•	Short Selling

4.1.4	Initial Public Offerings (IPO)

You are prohibited from acquiring securities through an allocation by the underwriter of an IPO without the prior approval of the Securities Trading Conduct group. Approval is only likely to be given in the following circumstances:

•	The allocation comes through an employee of the issuer who has a direct family relationship to the Firm employee

•	The issuance is arranged by governments to promote the public ownership of previously state owned assets

•	Where a bank, savings and loan or insurance company converts from a structure owned by policyholders to one owned by investors (demutualization)

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

Approval may not be available to employees of registered broker-dealers due to certain laws and regulations (e.g., FINRA rules in the U.S.). If you have any questions as to whether a particular offering constitutes an IPO, email the Securities Trading Conduct group before submitting an indication of interest to purchase the security.

4.1.5	Private Placements

You are prohibited from acquiring any security in a private placement unless you obtain prior written approval from the Securities Trading Conduct group, your Manager and Compliance Officer. A Private Placement Form must be submitted in Code RAP for approval:

•

If you are holding an investment of a privately-held (i.e., not traded on an exchange) Firm affiliated fund and you wish to divest all or a portion of your investment, you are required to obtain pre-approval from the Securities Trading Conduct group prior to redemption. Refer to MySource for a copy of the request Affiliated Fund Request form.

•

The Securities Trading Conduct group will generally not approve any private placement requests that appear to present an actual or potential conflict of interest. This includes instances where, among other things, the opportunity is being offered to you by virtue of your position with the Firm or its affiliates or your relationship to a managed fund or account and whether or not the investment opportunity being offered to you could be re-allocated to a client. So that no actual or potential conflict exists between the proposed private placement purchase and the interests of any managed fund or account, you must comply with any and all requests for information and/or documentation necessary for the Employee Compliance/Securities Trading Conduct group.

•

Within 30 days of being designated a Monitored Employee (see Sections 4.2 to 4.4 for information), you must disclose any existing investment in private placement securities to the Securities Trading Conduct group who will determine if you will be permitted to continue to hold the investment.

4.1.6	BNY Mellon Affiliated Volcker Covered Funds

You are prohibited from acquiring any initial or subsequent investment in a Firm affiliated Volcker Covered Fund (Refer to the Volcker Compliance site on MySource) unless you obtain prior written approval from the Securities Trading Conduct group, your Manager and Compliance Officer. Unless your job duties are directly related to providing investment advisory, commodity trading advisory or “other services” to the fund, your investment in such funds will not be permitted. A Private Placement Form must be submitted in Code RAP for approval.

If you are newly hired and you hold an investment (either directly or indirectly) in an affiliated Firm Volcker Covered Fund you must receive permission to continue to hold that investment. You must disclose your investment within 30 calendar days of your hire date by completing the Private Placement Form available in Code RAP. You may be required to divest your ownership interest.

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

4.1.7	Ability to Request Account Statements and Trade Confirmations

For all employees, the Firm reserves the right to request accounts statements and trade confirmations when needed.

4.2	Monitored Employees

If you are determined to be at risk for receiving Firm or client information as described below, your personal trading and accounts where you have Indirect Ownership (as defined in Section 8.1) are required to be monitored and you are thus deemed a Monitored Employee. There are strict limitations on such trading for Monitored Employees as further described in Section 4.4. Monitored Employees include employees who, as a routine and normal course of their job:

•

Are deemed to be at a high risk of receiving MNPI of issuer clients (generally, certain employees located in or supporting Private Side businesses as defined by the Firm’s I-A-046: Information Barrier Policy. These are employees who are deemed to be private under I-A-046: Information Barrier Policy.

•

Have nonpublic information regarding advisory client’s purchases or sales of securities or nonpublic information regarding the portfolio holdings of a Proprietary Fund, are involved in making securities recommendations to advisory clients, or have access to such recommendations before they are public.

•	Have foreknowledge of the clients’ trading positions or plans such that the information may elevate the risk of Front Running or similar manipulative trading.

•	Have access to inside information with respect to the Firm’s financial results in advance of such results being released to the public.

•	Required by regulation – employees who work for a Firm broker-dealer or investment adviser (or their equivalents).

Additionally, each business unit is required to monitor all employees who are Senior Directors, Managing Directors or above.1

4.3	Classifications of Monitored Employees

The Firm has assigned Monitored Employees a classification that will correspond to the type of information they routinely are exposed to in as performing their job duties. They are as follows:

[1]

Employees who are not currently monitored and are designated as private under the I-A-046: Information Barrier Policy, Senior Directors or Managing Directors will be changed to monitored from February 2024 through May 2024.

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

Classification Type	Definition
Access Decision Maker (ADM) Employee	Employees within Investment Management who are Portfolio Managers or Research Analysts and make or participate in recommendations or decisions regarding the purchase or sale of securities for mutual funds or managed accounts. Portfolio Managers of broad-based index funds and traders are not typically classified as ADM Employees.

Insider Risk Employee	Employees who in the normal course of business are likely to receive MNPI regarding issuer clients. These employees are on the “private side” of the Information Barrier in accordance with the I-A-046: Information Barrier Policy. Typically includes employees in Issuer Services, Global Client Management and Treasury Services as well as certain Corporate Staff functions who support the private side.

Investment/Public Employee

Employees in the normal course of business who:

•  Are on the “public side” of the Information Barrier in accordance with the I-A-046: Information Barrier Policy.

•  Have access to nonpublic information regarding advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of a Firm Proprietary Fund

•  Are involved in making securities recommendations to advisory clients, or has access to such recommendations before they are public.

•  Have foreknowledge of clients trading positions or plans such that the information may elevate the risk of Front Running

This classification typically includes employees in Investment and Wealth Management businesses as well as employees in other Public side businesses or Corporate Functions who have an elevated risk (clear access to pre-trade settlement information) of Front Running.

•  Employees of a Firm business regulated by certain investment company laws. Examples are:

•  In the U.S., employees who are “advisory persons” or “access persons” under Rule 17j-1 of the Investment Company Act of 1940 or “access persons” under Rule 204A-1 of the Advisers Act.

•  In the U.K., employees in companies undertaking specified activities under the Financial Services and Markets Act 2000 (Regulated Activities), Order 2001, and regulated by the Financial Conduct Authority.

•  Any member of the Firm’s Senior Management who, as part of his/her usual duties, has management responsibility for fiduciary activities or routinely has access to information about advisory clients’ securities transactions.

Pre-Release Earning Group (PREG) Employee	Includes all Executive Committee members, their administrative assistants and any individual determined by the business to have access to the Firm’s earnings in advance of public announcements.

Broker Dealer Monitored Employee	Employees that by regulation are required to have their personal trading monitored.

4.4	Additional Requirements and Restrictions for Monitored Employees

In addition to the requirements which apply to all employees as described in Section 3.1 of this Policy, all Monitored Employees are also subject to the additional requirements noted below. These requirements apply to all securities accounts and holdings for which you have direct or indirect ownership.

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

4.4.1	Reporting for All Monitored Employees

You are required to file various reports via the Personal Trading Assistant (PTA), the Firm’s electronic personal trading monitoring system. Required reports must also include any securities (except those deemed exempt as defined in Section 8.1), held outside of an account (for example, if you hold physical securities outside of a brokerage account, you must report those securities). You are required to file the following reports in order to be in compliance with the Policy:

•

Initial Reports: Within 10 calendar days of being notified by the Securities Trading Conduct group that you are a Monitored Employee, you must file an Initial Broker Accounts and an Initial Holdings Report. These reports must contain a listing of all accounts that trade, or are capable of trading, securities. Initial Holdings Reports must be an accurate recording of accounts and securities holdings within the preceding 45 days of your being deemed a monitored employee.

•

Annual Reports: On an annual basis and within 30 calendar days after the end of the year, you must file an Annual Holdings Report. The report must contain an accurate and current listing of securities held in all accounts that trade, or are capable of trading securities.

•

Annual Accounts: On an annual basis and within 30 calendar days after the end of the year, you must review all of your reported accounts in PTA and make any updates, including adding and/or removing accounts where necessary.

•

Ongoing Reporting: If you open a new account, or receive securities through a gift or inheritance, you must update your holdings in the PTA system within 10 calendar days of the event (i.e., account opening or date of receipt of securities). For gifts/inheritance, you must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable). A gift of securities must be one where the donor does not receive anything of monetary value in return. Preclearance is required for all reportable holdings that are being liquidated (e.g. an executor liquidating a portfolio).

•

Updating Holdings: You are responsible for your securities holdings being accurate in the PTA System. This may require you to make manual adjustments for changes to your securities holdings (excluding exempt securities as defined in Section 8.1 of this Policy) that occur as a result of corporate actions, dividend reinvestments, or similar activity. These adjustments must be reported as soon as possible, but no less than annually.

•

Quarterly Transaction Reports (Investment/Public, ADM and Insider Risk employees only): Within 30 calendar days after the end of the quarter, you must file a Quarterly Transactions Report. The report must contain a list of all reportable transactions that occurred in the quarter. You must certify all broker accounts that are capable of trading in reportable securities and all reportable securities held. Your report must be current within 45 calendar days of the date the report is filed.

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•	Certifications: The Securities Trading Conduct group will require certifications when there is a material change to this Policy. Additional certifications may be required as needed.

4.4.2	Additional Reporting for ADM Employees

Further reporting requirements for ADM Employees include:

•

Contemporaneous Disclosure Reports (ADM employees only): Prior to making or acting upon a portfolio recommendation (buy/hold/sell) in a security you have direct or indirect ownership, written authorization must be obtained. Under no circumstances may you provide portfolio recommendations or place trades based on their potential impact to your personal securities holdings, nor may you refuse to provide a recommendation or execute a transaction within the portfolio.to avoid submitting a Contemporaneous Disclosure. There are a limited number of transactions that are exempt from this requirement. More information, including a copy of the Contemporaneous Disclosure Form can be found on MySource.

4.4.3	Account Statements and Trade Confirmations

Monitored Employees are required to provide duplicate statements and trade confirmations directly to the Firm. You must adhere to the following requirements:

•

Countries with Approved Brokers—U.S., UK or India-based Monitored Employees: You must maintain all accounts with an approved broker-dealer (refer to MySource for the Approved Broker List). Employees are required to provide account statements to the Securities Trading Conduct Team until the account is on a feed with an Approved Broker. If you have securities held in a physical form or held directly with an issuer, you must provide copies of account statements and trade confirmations.

Note: Certain brokers may require the account owner’s consent in order for the Firm to receive their account information electronically (connection to the electronic feed).

•

Countries without Approved Brokers: You must provide copies of account statements to your designated local Compliance Officer or Securities Trading Conduct Team upon receipt or at least quarterly. You are also required to enter your trade confirmation details into the PTA System within 10 calendar days of the transaction. You may be compelled to move your accounts and hold them with an electronic broker-dealer where legally permissible and in jurisdictions where the Firm has made arrangements with a broker-dealer to provide automated electronic feeds to the PTA system. You will be notified when this requirement becomes effective within your jurisdiction and are no longer required to manually enter your trade details into PTA.

•	For all employees, the Firm reserves the right to request accounts statements and trade confirmations as needed.

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4.4.4	Preclearance Prior to Trading

•

Monitored Employees must receive approval in the PTA system to trade any security unless the security is expressly Exempt as defined in Section 8.1 of this Policy. You must also obtain preclearance for trades made by indirect owners.

•	ETFs and Single-Stock ETFs are reportable. Proprietary ETFs must be pre-cleared prior to transacting in for employees who are classified as ADM, Investment/Public or Insider Risk Employees.

NOTE: if you are classified as a Broker Dealer Monitored Employee, you are not required to preclear trades in any security; and if you are classified as a PREG employee (see Section 4.7 of this Policy), you are only required to preclear trades in Firm securities (equities, fixed income, or derivatives) of The Bank of New York Mellon Corporation.

•

Although preclearance approval does not obligate you to place a trade, you should not seek preclearance for transactions you do not intend to make. Do not discuss the response (e.g. approval or denial) to a preclearance request with anyone (excluding any account co-owners or indirect owners). If you have questions regarding a response to a trade request, contact the Securities Trading Conduct group.

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If you receive approval to trade, the trade must be executed by the close of business the following day in the local jurisdiction. For example, if you receive approval on Monday at 3 PM EST, the preclearance is only valid until the close of the trading day on Tuesday. You should be aware that all preclearance time stamps in the PTA are in EST.

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You are only permitted to place day only orders which are orders that expire at the end of the trading day. Orders that extend beyond a single trading day, such as “good-until-cancelled” or similar orders, are not permitted.

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You may also be subject to additional approvals, for example approval from your supervisor, depending upon your classification. Please check with your local Compliance Officer for additional information.

4.4.5	Additional Preclearance Restrictions for ADM and Investment/Public Employees (de minimis limits)

ADM and Investment/Public Employees will generally not be given preclearance approval to execute a transaction in any security that appears on their business unit’s Blackout List (as defined in Section 8.1).

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4.4.5.1	Approval for De Minimis Transactions for ADM Employees and Investment/Public Employees for Securities on Blackout List

•	ADM and Investment/Public Employees are eligible to receive approval for two de minimis trades in the securities of any one issuer in each calendar month even if the security is on the Blackout List.

•	De Minimis transactions are as follows:

•	ADMs: transaction limit of 100 shares or $10,000 (whichever value is greater) for companies with a market capitalization of $5 billion or higher.

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Investment/Public Employees: transaction limit of up to $50,000 for companies having a market capitalization of $20 billion or more; 250 shares or $25,000 (whichever value is greater) for companies having a market capitalization between $5 billion and $20 billion; and $100 shares or $10,000 (whichever value is greater) for companies having a market capitalization between $250 million and $5 billion.

Note: Currency is listed in USD. Use the local currency equivalent outside of the US.

4.4.5.1.1	Additional Restrictions for ADM employees (7 Day Blackout Period)

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You are not permitted to buy or sell a security within 7 calendar days before and 7 calendar days after the investment company or managed account for which you are affiliated has effected a transaction in that security.

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Any trade initiated within the 7 Day Blackout Period is deemed a violation of Policy and as such you will be required to disgorge profits per the Securities Trading Conduct group in their sole discretion. This does not apply to approved de minimis transactions during the 7 day Blackout Period.

4.5	Managed Accounts

If you have an account fully managed by a third-party (you have an investment management, trust or similar agreement) which specifically documents in writing that you are unable to direct trades in the account, you must contact the Securities Trading Conduct group to determine if the account is eligible for exclusion from some of the reporting requirements, providing duplicate account statements/trade confirms or preclearance requirements noted within this Policy. For all managed accounts, you must add your account information in PTA and comply with all provisions of the Policy until the Securities Trading Conduct group deems the account to be excluded in writing.

If your account is approved as managed, you are required to complete an annual certification in PTA attesting that the account continues to be maintained under the account provisions the Securities Trading Conduct group relied upon to provide approval. In addition, you are required to provide copies of statements to the Securities Trading Conduct group when requested.

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4.6	Prohibition on Short-Term Trading

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Non-Firm Securities: Employees classified as ADM, Investment/Public Employee and Insider Risk are prohibited from engaging in short-term trading. Short term trading is defined as the purchasing then selling, or selling then purchasing, the same or equivalent (derivative) security within 30 calendar days. PREG and Broker-Dealer Monitored employees are not subject to a holding period for non-Firm securities.

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Firm Securities: All employees are prohibited from purchasing then selling, or selling then purchasing any Firm securities (Firm securities include any securities issued by The Bank of New York Mellon Corporation and its subsidiaries, including, but not limited to, shares of common stock, preferred stock or bonds of the Firm) within 60 calendar days.

Employees who engage in short-term trading in non-Firm securities (within 30 calendar days) or Firm securities (within 60 calendar days) will be issued a violation and any profits realized must be disgorged.

Example: Transactions resulting in a position that is liquidated (sell), and then a new position is re-established (buy), would meet the criteria for a profit disgorgement.

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Profit is based upon the difference between the most recent purchase and sale prices for the most recent transactions. You should be aware that profit for disgorgement purposes may differ from the capital gains calculations for tax purposes.

•	The disposition of any disgorged profits will be at the discretion of the Firm to a bona fide and legally permitted charity. You will be responsible for any tax and related costs.

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Profit disgorgement, where applicable, is not required for any security that is deemed Exempt (as defined in Section 8.1 of this Policy) and trades in Proprietary Funds conducted within the BNY Mellon 401(k).

4.7	Specific Restrictions for PREG Employees

Every quarter the Firm imposes a restriction on PREG employees. As such, you are prohibited from trading in the Firm’s securities from 12:01 AM Eastern Standard Time, on the 15th day of the month preceding the end of each calendar quarter through the first trading day after the public announcement of the Firm’s earnings for that quarter.

For example, if earnings are released on Wednesday at 9:30 AM Eastern Standard Time, you may not trade the Firm’s securities until Thursday at 9:30 AM Eastern Standard Time. Non-trading days, such as weekends or holidays, are not counted as part of the restricted period. At its discretion, the Firm may extend the blackout period for some or all PREG Employees. You will be notified if there is such an extension.

The Blackout Period includes trades in various employee plans. Specifically, you may not make payroll deductions, investment elections changes or reallocation of balances that might impact your holdings in company stock in the BNY Mellon 401(k) Plan; you may not exercise options granted through the employee incentive compensation or similar plan; you may not enroll in, or make payroll deduction changes, in your Employee Stock Purchase Plan.

If you trade Firm securities made during the Blackout Period, you must unwind the trade and surrender profits as determined by the Firm in its sole discretion. Any losses due to the unwinding are yours to incur. Further, you may be subject to disciplinary action or referral to law enforcement when necessary.

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4.8	Insider Threats

BNY Mellon considers Insider Threats to be a serious matter and has established an enterprise-wide Insider Threat program to provide direction, governance and drive organizational awareness to manage the risks. BNY Mellon’s Enterprise Insider Threat program is aligned to the Company’s organizational risk priorities, including enhanced protection of information assets. As defined in the Enterprise Insider Threat Policy, Internal Fraud refers to unauthorized activity (e.g., inappropriate/unauthorized trading, market manipulation) or fraud (e.g., fraudulent funds transfer/movement, credit fraud, forgery, check fraud) by an Insider, which may cause financial or non-financial harm. Please consult the Enterprise Insider Threat Policy for more information.

5	Governance and Responsibilities

5.1	All Employees are responsible for:

•	Adhering to all sections of this Policy as it relates to their role.

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Immediately contacting the Securities Trading Conduct group or your Compliance Officer (or anonymously through the Firm’s Ethics Help Line or Ethics Hot Line) if a known or suspected violation of this Policy occurred.

5.2	Businesses and Corporate Functions

Management of the Firm’s Business and Corporate Staff groups are responsible for:

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Classifying employees and developing business line polices/procedures to describe the protocols for assigning classifications that are consistent with this this Policy, seeking guidance from Compliance as needed.

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Retaining accurate records of each employee’s classifications in their business unit, maintaining proper controls so that the classifications are current and providing an annual attestation to Compliance that the classification of the employees are accurate, when requested.

•	Communicating employees’ classification and overseeing staff so that they are properly trained on the Policy requirements.

•	Overseeing the timely completion of all required reports, violation notices and certifications as required by this Policy.

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When required, constructing (and keeping current) a list of securities appropriate for Policy restrictions; typically this will consist of trading systems required for employee monitoring, portfolio manager codes, and designated approvers. Generally this detail will be required only in instances where a Business or Corporate Functions have staff classified as an Investment or ADM employee.

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•	When required, providing timely and accurate updates to the list of Proprietary Funds (those that are advised, sub-advised or underwritten by the business) to the Securities Trading Conduct group.

5.3	Securities Trading Conduct Group

The Securities Trading Conduct group is responsible for:

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Maintaining all necessary records to demonstrate compliance with this Policy in a readily accessible place, for seven years from their creation. This includes but is not limited to versions of this Policy, record of employee violations and actions taken, holdings and transaction reports required by this Policy, list of monitored employees and their classifications, and lists of securities appropriate for restriction as reported by a Line of Business and/or Corporate Function.

•	Treating employee related records as “highly confidential”, to the extent permissible by law.

5.4	Compliance Officers

Compliance Officers are responsible for:

•	Providing policy training to employees when requested by the Securities Trading Conduct group.

•	Reporting compliance with this Policy, including detail on violations, to Legal Entity and Fund Boards, as required by law, regulation or policy.

•	When requested by the Securities Trading Conduct group, approving requests for investment.

5.5	Legal Department

The Legal Department is responsible for providing legal analysis of new and revised legislation of all jurisdictions regarding personal securities trading laws and regulations and participating in the review of material policy amendments.

5.6	Engineering Department

The Engineering Department is responsible for providing support for internally hosted applications so that systems function properly, including various files are properly loaded into the system, developing an alert process to detect any failed or non-received files, and adequately testing all software updates or hardware installations.

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6	Adherence and Control

Failure to comply with any aspect of this Policy may result in the imposition of serious sanctions and employee will be issued a violation notice. You may also receive additional sanctions, which include, but are not limited to, the disgorgement of profits, cancellation of trades, selling of positions, and suspension of personal trading privileges, and may result in an employee being subject to corrective action as outlined in II-H-610-US: Managing Performance and Conduct Through Corrective Action for U.S.-based employees (or the applicable corrective action policy for non-U.S. based employees),2 up to and including termination of employment and referral to law enforcement, when required.

If you know of or suspect a violation of this Policy has occurred, immediately contact the Securities Trading Conduct group or your Compliance Officer. You may also report known or suspected violations anonymously through the Firm’s Ethics Help Line or Ethics Hot Line.

Amendments to or waivers of any requirements discussed above are at the discretion of the Chief Compliance Officer or their designee. When required, the concurrence of other officers or directors of the Firm may also be needed. Any waiver or exemption must be evidenced in writing to be valid.

7	Addendum(s)

7.1	Addendum I: EMEA Personal Securities Trading

7.1.1	Applicability / Scope

This Addendum sets out the regional obligations and restrictions in EMEA that operate in relation to personal securities trading under FCA Handbook COBS 11.7A, EU Directive 2014/65/EU, and EU Regulation No 600/201, together commonly known as “MIFID 2” and EU Regulation No 596/2014 “MAR” and is applicable to any employee in the UK or EU who is subject to this I-A-045: Personal Securities Trading Policy (“the Global PST Policy”).

Following the withdrawal of the United Kingdom (“UK”) from the European Union (“EU”) at 23:00 GMT on 31 January 2020, where relevant to a Party, references to EU legislation referenced in this Policy shall be read as references to the UK version of such legislation, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018 (as amended).

7.1.2	Provisions of the Addendum

7.1.2.1 UK and EU Requirements in Relation to Personal Trading (Including those arising from MIFID and MAR)

Both UK and EU regulations require that the Firm establish, implement and maintain adequate policies and procedures to ensure our compliance with our obligations under personal securities trading rules.

These rules cover Financial Instruments as defined in the Definitions Section and apply to any employees who have inside information or MNPI, who have access to client confidential information or who could have a client conflict of interest.

[2]	View the Policies Portal or consult your local HR Partner for the policy for the relevant jurisdiction.

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7.1.2.2 Information that Triggers an Employee to be Subject to this Addendum

UK and EU employees who are subject to this Addendum will be defined as those who as a routine and in the normal course of their job:

•	Have access to inside information as defined under I-A-040: Market Abuse Policy by virtue of an activity carried out by them on behalf of the Firm.

•	Have access to any other confidential information relating to clients or transactions with or for clients by virtue of an activity carried out by them on behalf of the Firm; and/or

•	Are involved in activities that may give rise to a conflict of interest in relation to either the Firm or any client(s).

7.1.2.3 Restrictions for Employees Subject to this Addendum

The restrictions set out below are in addition to restrictions set forth in the Global PST Policy and apply when a UK or EU employee is:

1.	Transacting outside the scope of the activities they carry out in their professional capacity; or

2.	The trade is carried out on behalf of the employee whether owned directly (i.e., in your name) or indirectly (see definition of Indirect Ownership in Section 8.1 of the Global PST Policy).

Unless conducted in compliance with 7.1.2.5 below, employees are prohibited from:

•	Entering a transaction which meets at least one of the following criteria:

•	It would amount to Market Abuse as defined by the UK or EU MAR as defined in Section 8.1 of I-A-040: Market Abuse Policy;

•	It involves the misuse or improper disclosure of the Firm’s or a client’s confidential information;

•	It may give rise to a conflict of interest in relation to either the Firm or any client(s) and

•	It conflicts or is likely to conflict with an obligation of the Firm under UK law or EU law on markets in financial instruments.

•	Advising, recommending or inducing any other person to enter a transaction in Securities or Financial Instruments, other than in the proper course of their employment.

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•	Disclosing, other than in the normal course of his employment or contract for services, any information or opinion to any other person that would or might advise or persuade that other person to:

•	Engage in any of the activities set out in #2 above

•	Advise or persuade any other person to engage in any of the activities set out #2 above

7.1.2.4 Definitions of Financial Instruments under UK and EU Regulations

This Addendum generally applies to all UK and EU employees when trading in Securities, or where applicable, other Financial Instruments as defined in this section.

Under both UK and EU Regulations, the Firm must consider both securities and other Financial Instruments under these regulations and as defined in this section, and whether it will permit personal trading in these instruments. As such a list of instruments restricted under the UK and EU regulations and the Firm’s treatment of such instruments for the purpose of personal trading are outlined below in Section 8.1.Restrictions on Financial Instruments for Personal Trading Outlined below are the in-scope instrument classes and their treatment under this Addendum. For the purpose of clarity, this Addendum is not intended to introduce restrictions in relation to sweep accounts within brokerage arrangements that exist simply for the purpose of cash transference as part of general fund management activities.

7.1.2.5 Permitted for Employees Subject to this Addendum (subject to the notification/approval requirements of the Global PST Policy)

•	Transferable Securities: Trading in transferable securities is permitted so long as conducted in compliance with the Global PST Policy and the employee is NOT in possession of MNPI whereby:

•	if the Employee Subject to this Addendum is already a Monitored Employee under the Global PST Policy they transact in accordance with their applicable restrictions and requirements; or.

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Units in Collective Investment Undertakings and units or shares in an Alternative Investment Fund: Trading in UCITS or Alternative Investment Funds. is permitted so long as conducted in compliance with the Global PST Policy and the employee is NOT in possession of MNPI whereby:

•	if the Employee Subject to this Addendum is already a Monitored Employee under the Global PST Policy they transact in accordance with their applicable restrictions and requirements; or.

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Please note: Money Market Funds (MMFs) are generally included within this definition for the purposes of personal trading. This includes Firm proprietary MMFs for the purposes of this policy. N.B. MMF arrangements that have been established by, or in conjunction with, an Approved Broker Account, and whose use is limited to being in conjunction with purchases, sales, or other receipts from that brokerage account, are not intended to be covered by the requirements of this Addendum. Therefore, such arrangements do not normally require disclosure, or pre-approval where the Addendum may otherwise require this (e.g. a BNYM proprietary MMF).

7.1.2.6 Prohibited

•	Financial Contracts for Difference

•	Financial Spread Bets

7.1.2.7 Express Written Approval from Local Compliance Officer

The instruments below will require an express written approval from your local Compliance Officer prior to trading:

•	Money Market Instruments

•	Derivative instruments for the transfer of credit risk

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Options, futures, swaps and forward rate agreements Options/futures on securities is permitted so long as in compliance with PSTP; for financial instruments that are not a security, you must contact BCO.

•	Please note, use of currency exchange is permitted for such domestic activity as for example personal travel needs.

7.1.3	Governance and Responsibilities

7.1.3.1 Compliance Officers

Compliance Officers are responsible for:

•	Sign off on any preclearance requests for financial instruments as noted in 7.1.2.6

7.1.4	Addendum Governance

Addendum Owner	Addendum Approver(s)	Review and Approval Date	Additional Contact(s) for Questions
Annette Fong UK Chief Compliance Officer Denis Caprasse Head of SA/NV Compliance	Steve Wachtel Global Head of Personal Securities Trading	January 29, 2024

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8	Appendices

8.1	Definitions

Term	Definition/Meaning of Term

Automatic Investment Plan	A program in which regular periodic purchases (withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include: Dividend Reinvestment Plans (DRIPS), payroll deductions, bank account drafts or deposits, automatic mutual fund investments/withdrawals (PIPS/SWIPS), and asset allocation accounts.

Blackout List	List of securities submitted by a Business Unit for which there are pending or executed transactions for an affiliated account (other than an index fund).

Firm Securities	Include any securities issued by The Bank of New York Mellon Corporation and its subsidiaries, including, but not limited to, shares of common stock, preferred stock or bonds of the Company.

Exempt Securities/Financial Instruments (Collectively “Exempt Securities” or “Exempt”)

All securities require reporting and preclearance unless expressly exempt by this Policy. The following financial instruments are exempt for all classifications of employees:

•  Cash, cash-like securities, such as bankers’ acceptances, bank CDs and time deposits, money market funds, FX spot transactions, commercial paper and repurchase agreements.

•  Digital assets—regardless of where they are held (in brokerage exchange accounts or in personal cryptocurrency wallets).

Note: Direct participation investments in Initial Coin Offerings (ICOs), pooling money with others with the intent to invest in digital assets or cryptocurrencies and creating investment vehicles to sell interest in Limited Partnerships (LPs) or Master Limited Partnerships (MLPs) for the purpose of investing in digital assets or cryptocurrencies are all considered to be private securities transactions that must be reported.

•  Employee investments in their sovereign governments. Obligations of other instrumentalities or quasi-government agencies are not exempt.

•  Securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not Proprietary Funds. Proprietary Funds are exempt for employees classified as Insider Risk.

•  Securities in retirement plans properly organized under local law of companies not associated with the Firm (e.g., spouse’s plan, previous employer’s plan, etc.). This exemption is not applicable to any plan wherein the trades can be directed in common stock by the account holder.

•  Securities in college tuition plans for dependents properly organized under local law. It should be noted that this exemption is not applicable securities that are deemed to be a Proprietary Fund for employees classified as an ADM and Investment Employees.

•  Fixed annuities.

•  Variable annuities, as long as the sub-accounts are not invested in Proprietary Fund sub-accounts.

•  Securities held in approved non-discretionary (managed) accounts.

•  Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, crypto-based currency, and financial futures (excluding stock and narrow-based stock index futures).

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•  Transactions that are involuntary (such as stock dividends, sales of fractional shares or sales of shares to cover account fees); however, sales initiated by brokers to satisfy margin calls are not considered involuntary.

•  Transactions pursuant to the exercise of rights (purchases or sales) by an issuer made pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer.

•  Sales effected pursuant to a bona fide tender offer.

•  Transactions pursuant to an automatic investment plan, including payroll withholding to purchase Proprietary Funds. The initial purchase and additional changes to the automatic investment plan are subject to preclearance approval.

Front Running	The purchase or sale of securities for your own or the company’s accounts on the basis of your knowledge of the company’s or company’s clients trading positions or plans.

Index Fund	An investment company or managed portfolio (including indexed accounts and model driven accounts) that contain securities in proportions designed to replicate the performance of an independently maintained, broad-based index or that is based not on investment discretion but on computer models using prescribed objective criteria to replicate such an independently maintained index.

Indirect Ownership

Generally, you are the indirect owner of securities if you are named as power of attorney on the account or, through any contract, arrangement, understanding, relationship, or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them. This includes trades which are effected by or on behalf of the employee when the trade is carried out for the account of any of the persons referenced below. Common indirect ownership situations include, but are not limited to:

•  Securities held by members of your Immediate Family by blood, marriage, adoption, or otherwise, who share the same household with you;

“Immediate Family” includes any person with whom they have a family relationship, or whom they have close links, such as your spouse, domestic partner, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters):

•  Any person in conjunction with whom the employee has a direct or indirect material interest in the outcome of the trade – other than obtaining a fee or commission for the execution of the trade;

Employees must consider this requirement and report trades which fit under the above definition to avoid violations and breaches of both regulations and Policy.

Initial Public Offering (IPO)	The first offering of a company’s securities to the public.

Investment Clubs	Organizations whose members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Prior to participating in an investment club, all Monitored Employees are required to obtain written permission from their local Compliance Officer to participate in the club. If permission is granted, the account is subject to all aspects of this Policy.

Investment Company	A company that issues securities that represent an undivided interest in the net assets held by the company. Mutual funds are open-end investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.

Money Market Fund	A mutual fund that invests in short-term debt instruments where its portfolio is valued at amortized cost so as to seek to maintain a stable net asset value (typically of $1 per share).

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Non-Discretionary (Managed) Account	An account in which the employee has a beneficial interest but no direct or indirect control over the investment decision making process. Any such accounts of Monitored employees must be approved by the Securities Trading Conduct group in writing in order to be exempt from the reporting and preclearance requirements noted in this Policy.

Option	A security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified time frame.

Short term trading in option positions	Opening and closing or closing and opening an option position within 30 days of each other or opening an option position within 30 days of expiration will result in any profits being subject to disgorgement. When opening an option position against an existing common stock holding you must have held that position for at least 30 days to avoid any profits being subject to disgorgement.

Private Placement	An offering of securities exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, investments in privately-held and family owned businesses and Volcker Covered Funds. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Proprietary Fund	An investment company or collective fund for which a Company subsidiary serves as an investment adviser, sub-adviser or principal underwriter. The Proprietary Fund Listing can be found on MySource on the Compliance and Ethics homepage.

Securities/Financial Instruments (Collectively “Securities”)	Any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise. It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, units in collective investment undertakings, collateral trust certificates and certificates of deposit. It also includes security-based derivatives and swaps and many types of puts, calls, straddles and options on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account. Unless expressly exempt, all securities transactions are covered under the provisions of this policy (See exempt securities).

Short Sale	The sale of a security that is not owned by the seller at the time of the trade.

Spread Betting	A type of speculation that involves taking a bet on the price movement of a security. A spread betting company quotes two prices, the bid and offer price (also, called the spread), and investors bet whether the price of the underlying security will be lower than the bid or higher than the offer. The investor does not own the underlying security in spread betting, they simply speculate on the price movement of the stock.

Tender Offer	An offer to purchase some or all shareholders’ shares in a corporation. The price offered is usually at a premium to the market price.

Volcker Covered Fund

Generally, a “Volcker Covered Fund” is a domestic or foreign hedge fund, private equity fund, venture capital fund, commodity pool or alternative investment fund (AIF) that is sold in a private, restricted or unregistered offering to investors who must meet certain net worth, income or sophistication standards or is sold to a restricted number of investors.

Generally, the fund is not registered with a securities/commodity regulator and therefore cannot be offered to the general or retail public unless the investor meets some type of qualification to demonstrate the investor does not need the protection of the securities or commodities regulations.

A complete list of Covered Funds can be found at the Volcker Compliance Site on MySource or refer to the I-A-049: Volcker Covered Funds Policy.

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Section 7.1: Addendum I: EMEA PST specific definitions

Financial Instrument

1.  Transferable Securities e.g.

•  shares in companies (whether listed or unlisted, admitted to trading or otherwise), comparable interests in partnerships and other entities and equivalent securities;

•  bonds and securitised debt;

•  depositary receipts in respect of the instruments above;

•  securities giving the right to acquire or sell transferable securities (for example, warrants, options, futures and convertible bonds); and

•  securitised cash-settled derivatives, including certain futures, options, swaps and other contracts for differences relating to transferable securities, currencies, interest rates or yields, commodities or other indices or measures.

2.  Money-Market Instruments e.g.

•  treasury bills

•  certificates of deposit

•  commercial paper

3.  Units in Collective Investment Undertakings e.g.

•  units in regulated collective investment schemes e.g., UK OEICS, NURS or EU UCITS. Please note: Money Market Funds (MMFs) are generally included within this definition for the purposes of personal trading. This includes BNYM proprietary MMFs for the purposes of this policy. N.B. MMF arrangements that have been established by, or in conjunction with, an Approved Broker Account, and whose use is limited to being in conjunction with purchases, sales, or other receipts from that brokerage account, are not intended to be covered by the requirements of this policy. Therefore, such arrangements do not normally require disclosure, or pre-approval where the policy may otherwise require this (e.g. a BNYM proprietary MMF).

•  units or shares in an Alternative Investment Fund

4.  Options, futures, swaps and forward rate agreements

Whether settled in cash or physically relating to any of the following underlying

•  transferrable securities,

•  currencies,

•  interest rates or yields,

•  emission allowances,

•  other derivative instruments,

•  financial indices or financial measures

•  commodities

•  any other asset or right of a fungible nature, an index or measure related to the price or value of, or volume of transactions in any asset, right, service or obligation

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5.  Derivative instruments for the transfer of credit risk e.g.

•  credit default products,

•  synthetic collateralised debt obligations,

•  total rate of return swaps,

•  downgrade options

•  credit spread products

6.  Financial Contracts for Differences e.g.

•  a Spreadbet—a bet on the price movement of any Financial Instrument where the investor bets on an increase or a fall in price in relation to a spread (the bid and ask prices) quoted by a spread betting company

•  a contract the stated purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the value or price of property of any description

•  a contract between a buyer and a seller that stipulates that the buyer must pay the seller the difference between the current value of an asset and its value at contract time.

8.2	Document Governance

8.2.1	Periodic Review

This Level 3 Policy will have a mandatory periodic review of 12 months.

Note: If this Policy requires changes outside of the periodic review date AND the Policy is reviewed in its entirety at such time that the changes are incorporated, the periodic review date will be refreshed.

8.2.2	Ownership/Questions

Ownership of this Policy lies with the Owner noted below. Questions should be directed to the Owner or Contact(s) noted below:

Policy Owner	Policy Approver	Version	Review and Approval Date	Next Review Date	Additional Contact(s) for Questions
Steven Wachtel Global Head of Securities Trading Compliance	Annette Fong UK Chief Compliance Officer	5.0	January 29, 2024	January 29, 2025	securitiestradingpolicyhelp@bnymellon.com

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POLICY NUMBER: I-A-045

8.3	Version Control

Version Number	Date of Change	Author (and Role of Author) of Change	Description of Change

5.0	January 29, 2024	Steven Wachtel Global Head of Securities Trading Compliance

Periodic review complete:

•  Clarification that all private side employees will be monitored

•  New requirements to monitor all Senior Directors and above

•  Clarification that the Firm reserves the right to request accounts statements and trade confirmations when needed

4.0	March 30, 2023	Steven Wachtel Global Head of Securities Trading Compliance

•  Clarification of annual reporting requirements under Section 4.4.1

•  Clarification of employee requirement to provide account statements to the Securities Trading Conduct Team until the account is on a feed with an Approved Broker.

•  Periodic Review of Policy

3.0	December 27, 2022	Mark Compton EMEA Head of Markets Compliance	Updated Addendum 7.1: EMEA Personal Securities Trading Updated Section 8.4. Document Hierarchy

2.0	October 6, 2022	Mark Compton EMEA Head of Markets Compliance	Addition of Addendum 7.1: EMEA Personal Securities Trading and additional definitions added under Section 8.1 specific to EMEA personal securities trading

1.9	June 2, 2022	Steven Wachtel Global Head of Securities Trading Compliance	Addition of Insider Threat language (Section 4.8)

1.8	March 24, 2022	Steven Wachtel Global Head of Securities Trading Compliance	Periodic Review of Policy. Clarification of Investment Employee and Insider Risk classification and other non-substantive changes. Update to child documents under Section 8.5

1.7	March 29, 2021	Carol Cersosimo Manager Personal Securities Trading Group	Revised to remove reference to old policy; Correction of typo in Section 4.1.5.

	January 26, 2021	Carol Cersosimo Manager Personal Securities Trading Group	Revised to reflect reporting requirement for Insider Risk employees for Non-Proprietary ETFs

	January 15, 2021	Steven Wachtel Global Head of Securities Trading Compliance	Streamlined employee classifications, added Approved Broker requirement for UK and India-based employees, updated indirect ownership section to comply with MiFID II and instituted a strict 30 day hold requirement for non-company securities.

	January 15, 2019	Carol Cersosimo Manager Personal Securities Trading Group	Revised to transfer the classification responsibility from Local Compliance to the 1st Line of Business for Investment Services; removed reference to IEC Oversight and Senior Leadership Team Members.

	June 8, 2018	Gerald DiMarco Manager Global Ethics Office	The document was reviewed and reapproved without changes, pending substantive revisions anticipated for July 2018.

	April 3, 2018	Gerald DiMarco Manager Global Ethics Office	Revised to include existing requirement for pre-approval prior to divesting from an affiliated fund; other minor edits.

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Personal Securities Trading Policy

POLICY NUMBER: I-A-045

8.4	Document Hierarchy

Document Type	Name of Document	Relationship

Level 3 Policy	II-A-600: Employee Compliance Policy	Parent

Level 3 Policy	I-C-170: Policy on Rule 10b5-1 Plans	Child

Level 4 Standard	III-A-200: Personal Securities Trading – Compliance	Child

Level 4 Standard	III-AS-0-039(E): Personal Securities Trading – Global - ASD	Child

Level 4 Standard	III-AS-0-039(P): Negociação de Ativos Pessoais - Brasil - AS	Child

Level 5 Procedure	III-PI-1.057: Engineering Personal Securities Trading Administration Procedure	Child

Level 5 Procedure	III-RG-041: Personal Securities Trading: Overview	Child

Level 5 Procedure	II-K-010: Personal Securities Trading - Employee Classification Procedure (Investment Management)	Child

Level 5 Procedure	III-GG-420: Personal Securities Trading - Risk	Child

Level 5 Procedure	III-CS-041: Personal Securities Trading Overview Procedure	Child

Level 5 Procedure	III-OB-1.1241: CCM Personal Securities Trading Procedure	Child

Level 5 Procedure	III-OC-1.395-210: Personal Securities Trading: Overview(CT)	Child

Level 5 Procedure	III-OD-1.106: Depositary Receipts Information Barrier & Personal Securities Trading Procedure	Child

Level 5 Procedure	III-TS-1.197-105: Personal Securities Trading	Child

8.5 Other Applicable Documents

Document Type	Name of Document

Policy	I-A-010: Code of Conduct

Level 3 Policy	I-A-035: Business Conflicts of Interest

Level 3 Policy	I-A-046: Information Barrier Policy

Level 3 Policy	I-A-040: Market Abuse Policy

Level 3 Policy	I-A-049: Volcker Covered Funds Policy

Level 3 Policy	I.N.500: Enterprise Insider Threat Policy

Tier I Policy	II-H-610: Managing Performance and Conduct through Corrective Action

Web Link	Proprietary Fund Listing

Web Link	Approved Broker List

Web Link	Code RAP

Web Link	Affiliated Fund Request

Web Link	Volcker Compliance site

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